Exhibit (j)(1)

CONSENT OF DECHERT LLP

April 30, 2013

TIAA-CREF Life Funds

730 Third Avenue

New York, NY 10017-3206

Re:	TIAA-CREF Life Funds (the “Trust”)
(File Nos. 333-61759 and 811-08961)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of Post-Effective Amendment No. 24 to the Trust’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP